ASSET PURCHASE AGREEMENT



                                      among



               INTEGRATED LIVING COMMUNITIES OF PORTSMOUTH, INC.,
                                    as Buyer


                                       and


                RETIREMENT HOME OF PORTSMOUTH LIMITED PARTNERSHIP
                                    as Seller

                                       and

                               BULLOCK CORPORATION
                               as General Partner





                          Dated as of January 24, 1997






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         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of January
24, 1997 among INTEGRATED LIVING COMMUNITIES OF PORTSMOUTH, INC., a Delaware corporation ("Buyer"), RETIREMENT HOME OF PORTSMOUTH LIMITED PARTNERSHIP, a Virginia limited partnership ("Seller") and BULLOCK CORPORATION, a Virginia corporation ("General Partner" or "Bullock Corporation" and, together with Seller, collectively, the "Operators" and individually, an "Operator").


                                    RECITALS

         WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Facility (as hereinafter defined), the Business (as hereinafter defined) and substantially all of the other assets of Seller used in connection with the Facility and the Business, upon the terms and conditions hereinafter set forth;

         WHEREAS, General Partner is the sole general partner under the Partnership Agreement (as hereinafter defined) of Seller and Manager manages the Facility and the Business for Seller pursuant to the Existing Management Agreement (as hereinafter defined); and

         WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions upon which Buyer will purchase, and Seller will sell, the Acquisition Assets (as hereinafter defined).

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                     ARTICLE
                                 DEFINITIONS AND
                              RULES OF CONSTRUCTION

                  A. Definitions. The following capitalized terms used in this Agreement have the respective meanings set forth below:

         Acquisition Agreements:  As defined in the Unification Agreement.

         Acquisition Assets:  As defined in Section 2.1.

         Additional Extension Period:  As defined in Section 3.1.

         Affiliate: Any Person which, directly or indirectly, controls or is controlled by or is under common control with any other Person. For purposes of this definition, "control"

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(including  the  correlative  meanings of the terms  "controlled  by" and "under common control with"), used with respect to any Person, shall mean the possession, directly or indirectly, whether by contract or otherwise, of the power to direct or cause the direction of the management and policies of such Person.

         AmeriCare: AmeriCare Plus, LLC, a Virginia limited liability company.

         BDC: Bullock Development Corporation, a Virginia corporation.

         Bill of Sale and Assignment: One or more bills of sale, general assignments and assumption agreements, each substantially in the form attached hereto as Exhibit B conveying the Personal Property included in the Acquisition Assets to Buyer.

         Business: The ongoing business currently being conducted by Seller, in conjunction with the Manager, of owning, planning, developing, using for the Intended Purpose, operating and maintaining the Facility.

         Business Day: Any day other than a Saturday or Sunday or a day on which national banks in the City of New York, New York are authorized or obligated, by law or executive order, to close.

         Business Employees: Except as provided in Section 1.1 of the Disclosure Letter, all full and part time employees employed by Seller on site at the Facility on the Closing Date.

         Buyer: As defined in the first paragraph of this Agreement and where applicable and appropriate, its assignee and/or designee.

         Buyer's Advisors:  As defined in Section 8.1.

         Cleanup: As defined within the definition of Environmental Claims.

         Closing:  As defined in Section 3.1.

         Closing Date:  As defined in Section 3.1.

         Code: The Internal Revenue Code of 1986, as amended, and as the same may be amended from time to time, or any successor law, and the rules and regulations promulgated thereunder.

         Condemnation: The exercise by any Governmental Authority, whether by legal proceedings or otherwise, including a voluntary sale or transfer by Seller to any Person, either under threat of condemnation or taking or while legal proceedings for condemnation or taking are pending.

         Consent:  Any  approval,   consent,   ratification,   waiver  or  other
authorization (including any Governmental Authorization).

         Contracts: All agreements, contracts, obligations, understandings, promises, undertakings, commitments (whether written or oral and whether express or implied) to which (i) Seller, (ii) General Partner or the Manager for the benefit of Seller pursuant to authority granted under the Partnership Agreement, the Existing Management Agreement or otherwise or (iii) any of the Acquisition Assets are bound or subject.

         Damages:  As defined in Section 11.1.

         Deed:  As defined in Section 3.2.

         Deposit: The $320,000 good faith deposit made by Integrated Living Communities, Inc. on behalf of Buyer and the buyers under this Agreement and the other Acquisition Agreements referred to in the Unification Agreement to First American Title Insurance Company of New York, as escrow agent pursuant to the Deposit Escrow Agreement.

         Deposit Escrow Agreement: As defined in the Unification Agreement.

         Designated Contracts: The Resident and/or Patient Agreements set forth in Section 6.11(b) of the Disclosure Letter, as well as such of the other Contracts, if any, listed in Section 6.11(a) of the Disclosure Letter and identified by asterisk, which Seller or, to the extent General Partner or the Manager is a party thereto under a Contract for the benefit of Seller pursuant to authority granted under the Partnership Agreement, the Existing Management Agreement or otherwise, such other Operator Affiliate will assign to Buyer at Closing including, without limitation, the Option Contract, and, upon such assignment, those Contracts under which Buyer will assume the obligations arising after the Closing.

         Disclosure Letter: The disclosure letter executed and delivered by Seller and General Partner to Buyer concurrently with the execution and delivery of this Agreement.

         Encumbrances: Any mortgage, easement, right of way, pledge, negative pledge, security interest, hypothecation, lien, possibility of reversion, lease or other occupancy agreement, charge, restrictive covenant or claim, community property interest, condition, equitable interest, option, pledge, voting trust, right of first refusal, or restriction of any kind, including any restriction on use, voting or dividends (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership) or other thing commonly known as an encumbrance; and "Encumber" means the creation of any Encumbrance.

         Environmental Claims: Any and all administrative, regulatory or judicial actions, suits, obligations, liabilities, losses, proceedings, decrees, judgments, penalties, fees, fines, demands, orders, directives, claims, liens, notices of non-compliance or violation, or legal fees or costs of investigations or proceedings, expenses or other responsibility (financial or otherwise) arising from or under or relating in any way to any Environmental Law or any Governmental Authorization issued under any such Environmental Law, or arising from the presence or Release (or alleged presence or Release) into the environment of any Hazardous Materials (hereinafter "Claims"), including any and all Claims by any Governmental Authority or by any other Person for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions ("Cleanup"), enforcement or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law or any alleged injury or threat of injury to human health, safety or the environment.

         Environmental Laws: All federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees, directives, Governmental Authorizations, criteria, guidelines, and judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, Release, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Material, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the
Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

     ERISA: The Employee Retirement Income Security Act of 1974, as amended, and as the same may be amended from time to time, or any successor law and the rules and regulations promulgated thereunder or any successor law.

         ERISA Affiliate:  As used and defined in ERISA.

         Escrow Agent:  Crestar Bank, Norfolk, Virginia.

         Escrow Agreement: A cash escrow agreement to be entered into among Seller, Buyer and Escrow Agent at Closing in the form of Exhibit D pursuant to which five (5%) percent of the Purchase Price shall be held in escrow by the Escrow Agent as security for Seller's indemnification obligations under this Agreement.

         Escrow Deposit: As defined in the Unification Agreement.

         Excluded Assets:  As defined in Section 2.2.

         Existing Management Agreement: The Management Agreement dated June 4, 1987 between Seller and Manager pursuant to which Manager has been managing the Facility and the Business on behalf of Seller, as same has been amended, supplemented or modified.

         Extension Period:  As defined in Section 3.1.

         Facility: The Land and the Improvements situated thereon, known as "Churchland House", and comprised of an assisted-living facility, containing 48 licensed beds and approximately 18,775 square feet and the related amenities.

         Financing Source: Any Person which provides financing for the transactions contemplated by this Agreement, including any Person which may acquire the Facility (and/or any of the other Acquisition Assets) and concurrently lease the same to Buyer or any Affiliate of Buyer.

         Fixtures: All permanently affixed equipment, machinery, fixtures and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, built-in vacuum, cable transmission, oxygen and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

         Flood Hazard Area: An area designated by the Federal Emergency Management Agency and/or Secretary of Housing and Urban Development as having special flood hazards.

         GAAP:  Generally accepted accounting principles consistently applied.

         Governmental Authorization: All approvals, consents, licenses (including Certificates of Occupancy, Certificates of Need, Medicare and Medicaid provider contracts), permits, entitlements, waivers or other authorizations issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, required in connection with the ownership, planning, development, construction, use, operation and/or maintenance of the Facility or the conduct of the Business, and all amendments, modifications, supplements, general conditions and addenda thereto.

         Governmental Authority: The United States, the state or commonwealth, county, parish, city and political subdivisions in which any of the Acquisition Assets are located or which exercise jurisdiction over any of the Acquisition Assets, or the use of the Facility, and any court, administrator, agency, department, commission, board, bureau or instrumentality, including any utility service provider (whether or not public, quasi-public or private), which exercises jurisdiction over any of the Acquisition Assets or the construction or use of the Facility.

         Hazardous Materials: Any substance, including asbestos or any substance containing asbestos, which is deemed hazardous under any Environmental Law, polychlorinated biphenyls, flammable explosives, lead, radon gas, urea, formaldehyde foam insulation, radioactive materials, medical waste, petroleum and petroleum products, fuel oil, chemicals, pollutants, effluents, contaminants, emissions or related materials and items included in the definition of hazardous or toxic wastes, materials or substances under, or regulated pursuant to, any Environmental Law.

         Improvements: All buildings, structures, Fixtures and other improvements of every kind now or on the Closing Date located on the Land, including all alleyways, connecting tunnels, crosswalks, sidewalks, landscaping, parking lots and structures, roads, drainage and all above-ground and underground utility structures, equipment systems that constitute Fixtures and other so-called "infrastructure" improvements.

         Indemnification Agreement: That certain indemnification agreement dated the date hereof among Seller, BDC, Bullock Corporation as successor to
Retirement Home of Gloucester Limited Partnership, Ghent Arms Limited Partnership, Retirement Home of Virginia Beach Limited Partnership, Bullock Corporation and its principal shareholder, the Manager and its principal shareholder, Buyer and the other Affiliates of Integrated Living Communities, Inc., which are "Buyers" under the other Acquisition Agreements.

         Indemnified Person:  As defined in the Indemnification Agreement.

         Indemnifying Person:  As defined in Indemnification Agreement.

         Insurance: All policies of fire, liability and other forms of insurance held or owned by Seller or otherwise in force and providing coverage for, or with respect to, the Acquisition Assets or the Business; and all bonds, indemnity agreements and other agreements of suretyship made for or held by any Operator or the Manager or otherwise in force and relating to the Acquisition Assets or the Business.

         Intangible Property: All intangible property or any interest therein now or on the Closing Date owned or held by any Operator Affiliate in connection with any of the Acquisition Assets or the Business, including all Governmental Authorizations, Intellectual Property, Insurance, Designated Contracts, Plans and Specifications, claims, contract rights, agreements, water rights and reservations, zoning rights, warranties and guaranties (including those relating to construction and/or fabrication) and Seller's business goodwill related to the Facility or any of the other Acquisition Assets.

         Intellectual Property: The name "Churchland House" and all derivations and variations thereof, and any other trade names, service mark, logo, symbol, trade dress, design, or representation or expression of any thereof, or registration or application for registration thereof, or any invention, trade secret, technical information, know-how, proprietary right (including Resident/Patient lists, supplier lists and operating manuals) or intellectual property used by an Operator Affiliate in connection with the operation of, or otherwise pertaining to, the Property or the Business but specifically excluding software and computer programs licensed by a third party to an Operator Affiliate.

         Intended Use: An assisted-living facility and such other uses necessary or incidental to such use, as well as any other current use of the Facility.

         Interim Financial Statements:  As defined in Section 6.3.

         Inventory: All goods and supplies, including inventories of food, beverages, pharmaceuticals, medical supplies, linens, clothing or similar items.

         IRS:  Internal Revenue Service.

         Land: That certain parcel or contiguous parcels of land located in the City of Portsmouth, State of Virginia, consisting of approximately 1.7164 acres and more particularly described on Exhibit A.

         Laws: All federal, state and local laws, statutes, rules, regulations, ordinances, orders, moratoria, initiatives, standards, judicial or administrative determinations, decrees or similar edicts or requirements of any Governmental Authority, including Environmental Laws.

         Letter of Intent:  That  certain  letter  dated  November  8, 1996 from
Integrated  Living  Communities,   Inc.  to  the  General  Partner,  signed  and
countersigned by the General Partner and the Manager.

         Legal Requirement:  Any requirement of any Law.

         Manager: American Retirement Homes, Inc., a Virginia corporation.

         Material Adverse Effect: Any material and adverse effect, whether individually or in the aggregate, upon (a) the condition, financial or otherwise, operations, properties, assets or prospects of Seller, the Facility, the other Acquisition Assets or the Business or (b) the ability of the Operator Affiliates to timely perform as and when due all or any part of their obligations under this Agreement or under any document entered into or to be entered into by any of them in connection herewith.

         Operator Affiliates: Collectively, Seller, General Partner, Manager and each of the principal shareholders of each of General Partner and Manager, respectively.

         Option Contract: That certain Option Agreement, dated May 7, 1996, amended and extended on December 4, 1996 and further amended on January 14, 1997, between Bullock Corporation as successor to Seller, as optionee, and Carl
E. Bowers and Rose M. Bowers, as optionors, pursuant to which Bullock Corporation has the right and option to purchase the Option Land for a purchase price of $65,000.

         Option Land: That certain parcel or contiguous parcels of land located in the City of Portsmouth, State of Virginia covered by and more particularly described in the Option Contract.

         Organizational Documents: In respect of any Person (other than an individual), to the extent applicable, the articles or certificate of incorporation, certificate of limited partnership, by-laws, partnership agreement, statement of partnership, fictitious business name filings and all other organizational documents relating to the creation, formation and/or existence of such Person, together with resolutions of the board of directors or consents or agreements of the partners, incumbency certificates and all other documents or instruments approving or authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents by such Person.

         Originally Scheduled Closing Date:  As defined in Section 3.1.

         Partnership Agreement: The Certificate and Agreement of Limited Partnership of Seller, dated as of April 23, 1987, among the General Partner, as sole general partner, and James Moore, as the sole limited partner, as the same has been amended, supplemented or modified.

         Permitted Encumbrances: Collectively, (i) liens for taxes and assessments not yet past due and payable or delinquent and (ii) such other title exceptions or defects as Buyer may approve, in its sole and absolute discretion, in writing.

         Person: Includes any manner of association, business trust, company, corporation, estate, governmental or other authority, joint venture, natural person, partnership, trust or other entity.

         Personal Property: All tangible personal property and Intangible Property of every kind and nature located at, upon or about, or affixed or attached to, or installed in the Facility or used or to be used in connection with or otherwise relating to the Facility or the Business, including the following:

         a) all equipment, machinery, furniture and furnishings, Inventory, vehicles and other tangible personal property (including all components thereof) (whether or not set forth on Exhibit B), now or on the Closing Date located in, on or used in connection with (A) the Facility (and whether or not affixed to the facility) or (B) the Business, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, built-in oxygen and vacuum systems, tools, repair parts, appliances and communications equipment, to the extent any of the foregoing items are not Fixtures and are not conveyed to Buyer as part of the Facility pursuant to the Deed, and those specific items of tangible personal property (including any vehicles which are used for the Business) described on Exhibit B; and

         a)  all  Resident  and/or  Patient   Agreements  and  other  Designated
Contracts, telephone numbers and Resident/Patient records and invoices.

Notwithstanding the foregoing, Personal Property shall not include the Excluded Assets.

         Plans and Specifications: All existing drawings (including final and complete "as-built"), plans, specifications, blueprints, maps, studies, structural reviews, surveys (including "as-built") and engineering, soil, seismic, geologic, architectural and other reports relating to the Facility.

         Property:  The Facility together with the tangible Personal Property.

         Purchase Price:  As defined in Section 2.3.

         Release: The release, deposit, disposal or leakage of any Hazardous Material at, into, upon or under any land, water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

         Rehired Employees:  As defined in Section 9.2.

         Resident/Patient: Any Person residing (on a permanent or temporary basis) or under permanent or temporary treatment for an illness or condition at the Facility.

         Resident and/or Patient Agreements: Any and all leases, rental and occupancy agreements, lease commitments, admission and payment documents, reservation agreements and concessions, all deposits made thereunder, and any and all Resident/Patient trust accounts, in each case with respect to the Acquisition Assets.

         Retained Liabilities:  As defined in Section 2.6(b).

         Tax: Any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added, surtax, excise, ad valorem, transfer, stamp, sales, use, property, inventory, occupancy, withholding, payroll, gift, estate or inheritance tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or for any authority or payable (including pursuant to any tax-sharing agreement or pursuant to any agreement, arrangement or understanding relating to the sharing or payment of any such tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency or fee).

         Tax Return: Any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of, or compliance with, any Legal Requirement relating to any Tax.

         Title Insurer:  First American Title Insurance Company.

         Title Policy:  As defined in Section 4.4.
         Transaction Documents: Collectively, this Agreement, the other Acquisition Agreement, the Unification Agreement, the Indemnification Agreement, the Deed, the Bill of Sale and Assignment, and any other documents executed or required to be executed by any of the parties hereto in connection with or pursuant to this Agreement or the Unification Agreement or which are necessary to consummate the transactions contemplated hereby.

         Unification Agreement: That certain unification agreement dated the date hereof among Seller, BDC, Bullock Corporation as successor to Retirement Home of Gloucester Limited Partnership, Ghent Arms Limited Partnership, Retirement Home of Virginia Beach Limited Partnership, and Bullock Corporation, each as sellers of assisted living facilities and the related business, Buyer and other Affiliates of Integrated Living Communities, Inc. which are purchasing such facilities and businesses pursuant to this Agreement and the other Acquisition Agreements, and the Manager.

         Year End Financial Statements:  As defined in Section 6.3.

                  A. Construction of Certain Terms. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;
(ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP, as at the time applicable; (iii) all references in this Agreement to designated "Articles," "Sections", "Schedules", "Exhibits" and other subdivisions are to the designated Articles, Sections, Schedules and Exhibits and other subdivisions of this Agreement; (iv) the word "including" shall have the same meaning as the phrase "including, without limitation," and other phrases of similar import; (v) the words "herein, " "hereof " and "hereunder' and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (vi) all references to this Agreement shall include all Schedules and Exhibits attached hereto.

                  A. Disclosure Letter. The disclosures in the Disclosure Letter, and those in any supplement thereto, relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty in a specific Section of this Agreement), the statements in the body of this Agreement will control.

                  A. Parties' Intent. The parties intend that the assets to be conveyed to Buyer pursuant to Section 2.1 include all of the assets employed in and necessary to operate the Facility and the Business in substantially the manner as the Business has heretofore been operated.

                  A. Knowledge. Wherever a representation is made in this Agreement based upon the knowledge of an Operator (whether or not expressly after due inquiry), it shall be deemed to have been made by such Operator after due inquiry of the Manager of the Facility and each of the principal shareholders of the General Partner and the Manager.


                                   I. ARTICLE

                         TERMS OF THE SALE AND PURCHASE

                  A. Assets to Be Sold.  Subject to the terms and  conditions of this Agreement, at Closing, Seller (and the other Operator Affiliates to the extent such assets are owned by them) will sell, convey, assign, transfer and deliver to Buyer and/or Buyer's designee or assignee as provided in Section 13.11, and Buyer and/or Buyer's designee or assignee, will purchase and acquire, as a going concern, the Facility and all of the assets, properties (real or personal, tangible or intangible), rights, prepaid expense items and business goodwill used in connection with, relating to or necessary for the ownership and operation of the Facility, and the continued conduct of the Business or which are located at the Facility, including the Personal Property and Designated Contracts, but excluding the Excluded Assets (the assets intended to be so acquired are collectively referred to as the "Acquisition Assets"), in each case free and clear of any and all Encumbrances other than the Permitted Encumbrances. Acquisition Assets shall include the motor vehicle presently owned by Seller used to transport Residents/Patients to and from the Facility and set forth on Schedule 2.1 hereto.

                  A. Excluded Assets. Notwithstanding Section 2.1, the Acquisition Assets do not include: (1) claims for refunds of Taxes and other governmental charges of whatever nature for periods prior to the Closing Date;
(2) Accounts Receivable; (3) the minute books, stock records and corporate seal of Seller or, subject to Buyer's right to review and obtain copies of same as provided in Section 13.8, Seller's financial books and records (whether in paper or computer format), provided, however, Resident/Patient records are Acquisition Assets; (4) Contracts other than the Designated Contracts; (5) Seller's bank accounts, cash and cash equivalents and securities (except that deposits and trust funds held for Residents/Patients shall be transferred to Buyer (or trust accounts designated by Buyer for such Residents/Patients); (6) the Purchase Price and rights under this Agreement; (7) personal property located at the Facility which is owned by the Residents/Patients; and (8) the assets, properties, and rights listed in Schedule 2.2 (collectively, the "Excluded Assets").

                  1. Purchase Price. The purchase price for the Acquisition Assets will be Two Million Two Hundred Ninety Thousand Dollars ($2,290,000.00), subject to upward or downward adjustment as hereinafter provided (as adjusted, the "Purchase Price").

                         1. The Purchase  Price  (without  giving  effect to any
                  post-Closing   adjustments)  shall  be paid by Buyer to Seller
                  as follows:

                           (i) One Hundred  Sixty-Eight  Thousand  Nine  Hundred
                  Fifty-Eight and 17/100 Dollars ($168,958.17) shall be paid by Buyer to Escrow Agent on the Closing Date by certified check payable to the order of the Escrow Agent or, if Buyer is given proper instructions at least two Business Days prior to the Closing Date, by wire transfer of immediately available funds to an account designated by Escrow Agent, to be held in escrow and distributed by Escrow Agent pursuant to the Escrow Agreement; and

                           (ii)  the  balance  of  the  Purchase   Price  (after
                  adjustments, if any, as provided in Section 2.4(c)) shall be paid by Buyer on the Closing Date by certified check payable to the order of Seller or, if Buyer is given proper instructions at least two Business Days prior to the Closing Date, by wire transfer of immediately available funds to an account designated by Seller.

                  A. Prorations and Purchase Price Adjustments. (a) On the Closing Date, the following shall be apportioned and prorated as of the Closing
Date:

                         (i) real property taxes and all other public or governmental charges against the Acquisition Assets (including charges for sewer, water, drainage or other services) assessed for the tax year in which the Closing Date occurs;

                         (ii)  personal  property  taxes   attributable  to  the
                  Personal Property for the tax year in which the Closing Date occurs;

                           (iii) except as otherwise provided in Section 2.6, all prepayments and security or other deposits made or payments due under any (A) Designated Contracts and (B) utilities servicing the Facility, including water, sewer, electric, gas and telephone bills;

                           (iv) premiums on existing Insurance covering the Facility, if any, to the extent such Insurance is assignable, are designated by Seller and Buyer as Designated Contracts and assigned to Buyer at the Closing as a Designated Contract; and

                           (v) all other  items of income and  expense,  charges
                  and fees customarily prorated and adjusted in similar transactions in the area in which the Facility is located, which shall be prorated as of the Closing Date in accordance with such custom.

                  (b) In the event that accurate prorations cannot be made as of the Closing Date because current bills or statements are not obtainable Seller and Buyer shall prorate such items based upon estimates thereof and make final prorations upon receipt of the final bill or statement. The Operators shall use their best efforts to have all utility meters read and all fuel readings to be taken on the Closing Date so as to accurately determine the proration of current utility and fuel bills. If the Closing shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the next preceding tax year applied to the latest assessed valuation, and shall be subject to adjustment upon receipt by Buyer of notice of the tax rate for the then current tax year.

                  (c) The net amount of such prorations (to the extent determinable on the Closing Date) shall be paid on the Closing Date, to Seller or Buyer, as appropriate, by certified check payable to the order of such party, provided that Buyer may elect to pay or be paid any prorations which are to be made at Closing by an upward or downward adjustment of the Purchase Price, as appropriate.

                  A. Allocation of Purchase Price. After the Closing, the parties agree to make consistent use of the allocation, fair market value and useful life of the Purchase Price in any and all filings, declarations and reports with the Internal Revenue Service in respect thereof, including the reports required to be filed under Section 1060 of the Code, if applicable. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date.

                  A. Assumption of Liabilities. (a) Subject to the terms and conditions of this Agreement, at Closing, Buyer shall assume and thereafter in due course fully satisfy those obligations arising under the Designated Contracts which are assignable and are assigned by Seller to Buyer, with respect to, and only with respect to, performance of obligations (including payments to be made on account of services) to be rendered thereunder after the Closing Date.

                  (b) Except as provided in paragraph (a) above, Buyer shall not assume nor in any way be liable or responsible for any of the debts, obligations, Contracts, liabilities, claims or lawsuits of Seller (or any other Operator Affiliate) of whatsoever kind or nature, absolute or contingent, which shall be retained, and paid, performed and/or discharged by Seller in a timely manner in accordance with their respective terms (the "Retained Liabilities"). The Retained Liabilities include (i) all of the Operator Affiliates' liabilities for Taxes (including deferred Taxes) that have been or may be incurred as a result of the operation of the Business or ownership of the Acquisition Assets before the Closing; (ii) all obligations or liabilities arising under any Contract that is not transferred to Buyer as part of the Acquisition Assets;
(iii) all liabilities arising out of or relating to any breach or default (or an event that, with the passing of time or the giving of notice or both, would constitute a default) under any Designated Contract relating to periods prior to the Closing Date; (iv) all liabilities or claims relating to any misfeasance or omissions relating to periods prior to the Closing Date; (v) any liabilities relating to accrued payroll, sick pay or accrued vacation pay or other employee benefits for employees and former employees of any Operator Affiliate, except with respect to accrued sick pay and accrued vacation pay for any such employees who become Rehired Employees such Retained Liability shall be limited to Seller's obligation to pay for any sick or vacation pay for sick leave or vacation days used by or paid to such Rehired Employees within 180 days following the Closing in accordance with Section 9.2(d); (vi) all liabilities or obligations under any employment, severance, retention or termination agreement with any employee of any Operator Affiliate or any of their Affiliates; and
(vii) all obligations or liabilities arising out of or related to any employee grievances commenced or relating to periods prior to the Closing whether or not the affected employees become employees of Buyer.

                  A. Consents to Assignments. (a) The Operators will use their best efforts and shall diligently proceed to obtain all Consents of all Persons necessary to permit the assignment of the Designated Contracts or to assign or transfer any of the other Acquisition Assets. In the event that any of the Acquisition Assets are not assignable, or the Person(s) from whom a Consent to any such assignment or transfer, fail(s) or refuse(s) to Consent thereto before the Closing Date, Buyer shall have no obligation to assume and will not assume any such Designated Contract and shall have no obligation to purchase any such Acquisition Asset. In addition, this Agreement shall not constitute an agreement to assign or transfer any such Acquisition Asset or part thereof or any right or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the Consent of such Person, would constitute a breach thereof or in any way affect the rights of Buyer or Seller thereunder. Notwithstanding the foregoing, all references in this Agreement or any other Transaction Document (other than the Deed, any Bill of Sale and Assignment and any other instrument or document conveying title to any Acquisition Assets) to "Acquisition Asset" or "Acquisition Assets" shall continue to have the meaning set forth in Section 2.1 without giving effect to this Section 2.7.

                  (b) If such Consent is not obtained, or if an attempted transfer or assignment of any Acquisition Asset would be ineffective or would affect the rights of Seller so that Buyer would not in fact receive all such rights, the Operators (i) shall cooperate with Buyer at its request in endeavoring to obtain such Consent promptly at no cost to Buyer and (ii) if any such Consent is unobtainable, shall cooperate with Buyer in any arrangement designed to provide for Buyer the benefits under any such Acquisition Asset or part thereof or any right or benefit arising thereunder or resulting therefrom, including enforcement for the benefit of Buyer of any and all rights of an Operator Affiliate against a third party arising out of the breach or cancellation by such third party or otherwise (except that, unless otherwise agreed to in writing by Buyer, an appropriate Consent shall be required to be obtained for the transfer of all Designated Contracts and other Acquisition Assets which are material to the operation of the Business if Consent is required for the transfer thereof to Buyer).

                                   I. ARTICLE
                                     CLOSING

                  1. Closing. The purchase and sale of the Acquisition Assets provided for in this Agreement (the "Closing") shall take place on January 27, 1997 (the "Originally Scheduled Closing Date") at the offices of Buyer's financing source (or counsel therefor), or at such other place, time or date as Seller and Buyer may mutually agree to. The Originally Scheduled Closing Date, any other such date as Seller and Buyer may mutually agree to as the date on which the Closing shall occur, and any other date to which the same may be extended by Seller or Buyer as hereinafter provided, are each herein referred to as a "Scheduled Closing Date" and the latest of such Scheduled Closing Dates is herein referred to as the "Closing Date".

                  2. If, prior to or by the Originally Scheduled Closing Date, any Governmental Authority with jurisdiction over the licensing of the Facility has not issued to Buyer a license to operate the Facility (including as proposed to be expanded following acquisition of the Option Land) immediately upon Buyer's acquisition of the Acquisition Assets, then, in such event, provided (i) Buyer shall have furnished to such Governmental Authority all information requested by such Governmental Authority as of such date in connection with its application for the issuance of such license, (ii) this Agreement, the other Acquisition Agreements and the Unification Agreement shall have been executed by all of the parties thereto and (iii) First American Title Insurance Company of New York, as escrow agent under the Deposit Escrow Agreement shall have been authorized by the parties thereto to release the Escrow Deposit to the General Partner, then Buyer shall be entitled to extend the Closing Date for a period of up to ninety (90) days (the "Extension Period").

                  If such license has not been issued due to a violation or deficiency found or alleged by such Governmental Authority with respect to the Facility or Seller (whether or not listed in Section 6.16(e) of the Disclosure Letter), then, Buyer may elect, by written notice to Seller, to extend the then Scheduled Closing Date for an additional period or periods of up to ninety (90) days in the aggregate in order to afford Seller the opportunity to remedy such violation or deficiency. In the event that Seller either fails to proceed promptly and diligently to remedy such violation or deficiency or fails to remedy the same so that any impediment to the issuance of such license is eliminated within such additional period, then, in either such event, Buyer may elect, by written notice to Seller, to (A) terminate this Agreement in which event the Operators shall cause the Deposit to be repaid to Integrated Living Communities, Inc. or (B) proceed to cure such violation or deficiency on behalf of Seller and at Seller's expense. Buyer shall be entitled, at its election, to receive a reduction in the Purchase Price by an amount equal to the total of all costs and expenses incurred by Buyer for curing such violation or deficiency not therefore reimbursed by Seller. Buyer shall have the right at any time while it is endeavoring to cure such violation or deficiency on behalf of Seller to abandon its efforts to cure the same and to elect, by notice to Seller, to terminate this Agreement. No termination of this Agreement by Buyer pursuant to this Section 3.1(c), however, shall release or relieve any Operator or other Operator Affiliate of any liability that they may have for any breach of any representation, warranty, covenant or obligation of an Operator in this Agreement or of any Operator Affiliate in any Transaction Document.

                           1. In the event  that the  Closing  is to take  place
through an escrow or sub-escrow, the Operator Affiliates and Buyer shall mutually execute and deliver to Title Insurer, as escrow holder, joint escrow and/or recording instructions consistent with this Agreement on or prior to the Closing Date. In the event of any conflict between the provisions of this Agreement and any such escrow and/or recording instructions and/or any general instructions required by Title Insurer to be executed by Buyer and Seller, or any other Operator Affiliate in connection therewith, the provisions of this Agreement and the Unification Agreement shall control.

                  1. Items to Be Delivered by Seller at Closing. At the Closing, subject to the terms and conditions of this Agreement, Seller shall deliver, or cause to be delivered to Buyer or, if the Closing is to take place in escrow, to Title Insurer in escrow, such instruments as shall be necessary to convey to Buyer or its designee or assignee good and marketable title to the Acquisition Assets, free and clear of all Encumbrances (except for Permitted Encumbrances). Among other things, Seller will deliver to Buyer or, if applicable, Title Insurer in escrow:

                           a) A full warranty deed (the "Deed") in the form of Exhibit C, which Deed shall be duly executed, acknowledged and in recordable form. The Deed shall include (if applicable) the appropriate state, county and local real estate transfer tax declaration of real estate value or other affidavit as to the tax due upon the sale.

                         a) One or more Bills of Sale and Assignments in the form of Exhibit B, duly executed and acknowledged by each of the Operators.

                           a) "FIRPTA" affidavit or certificate in form and substance satisfactory to Buyer and in conformance with Section 1445(b)(2) of the Code, to the effect that Seller is not a foreign person and such other affidavits or certificates as may be reasonably required by Buyer to the effect that Buyer is not required to withhold taxes from the payment of sale proceeds to Seller under any other applicable Law.

                           a) Uniform Commercial Code Form 3s in favor of Seller, for filing with the appropriate state and local authorities, for the release of any Encumbrance (other than a Permitted Encumbrance) covering any of the Acquisition Assets as to which Uniform Commercial Code Form 1s have been filed.

                           a) If the Closing shall not occur on the date hereof, a certificate executed by each Operator wherein the Operators represent and warrant to Buyer that, except as otherwise stated in such certificate, each of the Operators' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Seller to Buyer prior to the Closing Date).

                           a) A certificate of the General Partner certifying true and correct copies of Seller's Partnership Agreement and other Organizational Documents, if any, which certificate and Organizational Documents shall be in form and substance reasonably satisfactory to Buyer.

                           a) A certificate of the Secretary of General Partner certifying true and correct copies of General Partner's Organizational Documents, which certificate and the accompanying Organizational Documents shall be in form and substance reasonably satisfactory to Buyer.

                           a) Opinion of Seller's and General Partner's Counsel opining as to the matters set forth on Exhibit E and otherwise in form and substance satisfactory to Buyer.

                           b)   The   Escrow   Agreement   duly   executed   and
         acknowledged by Seller, General Partner and each other Operator Affiliate and Escrow Agent.

                           a) The originals of all Designated Contracts, title instruments in the Operators' or the Manager's possession pertaining to the Acquisition Assets and the original Governmental Authorizations.

                           a) All other Transaction Documents to which Seller or any other Operator Affiliate is a party duly executed and delivered by each such party.

                           a) All other proper instruments required for the conveyance of good and marketable title to the Acquisition Assets or required by Title Insurer for the issuance of the Title Policy.

                           1. In addition, at the Closing,  Seller shall deliver
or cause to be delivered possession of the Facility and other Acquisition Assets (including keys and combinations for obtaining entry or access thereto).

                  A. Items to Be Delivered by Buyer at Closing. Among other things, Buyer will deliver to the Escrow Agent:

                           a) The Assumption of Designated Contracts Agreement, executed by Buyer.

                           a) A certificate executed by Buyer representing and warranting to Seller that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

                           a) A certificate of the Secretary of Buyer certifying true and correct copies of resolutions adopted by Buyer's Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to be executed by Buyer and the incumbency of the officers of Buyer authorized by such resolutions to execute this Agreement and take other actions in furtherance of this Agreement.

                           a)   The   Escrow   Agreement   duly   executed   and
         acknowledged by Buyer and the Escrow Agent.

                           a) All other Transaction Documents to which Buyer is a party duly executed and delivered by Buyer.


                  A. Other Closing Documents. Each party shall execute and deliver such other instruments and take such other actions as either party or the Title Insurer or Buyer's Financing Source may reasonably request in order to effectuate the purposes of this Agreement.


                                   I. ARTICLE

                    CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Acquisition Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part).

                  A. Performance. Each of the Operators shall have performed each and all of the covenants and obligations required to be performed by it under this Agreement on or prior to the Closing.

                  A. Representations and Warranties. Each and all of the representations and warranties of the Operators hereunder shall be true and correct on and as of the Closing Date, as if made as of the Closing Date.

                  A. Closing Documents. Seller shall have delivered (or caused to have been delivered) to Buyer each of the items to be delivered by Seller or an Operator Affiliate at Closing pursuant to Sections 3.2 and 3.4. Seller shall have paid or shall have made arrangements for the payment of those costs and expenses required to be paid by Seller pursuant to Section 13.2.

                  A. Title Insurance. Buyer shall have received, at Buyer's expense, a commitment from Title Insurer satisfactory to Buyer for the issuance, at standard rates, of an ALTA extended coverage (but without exception for creditors' rights) owner's policy of title insurance showing good and indefeasible title to the Facility in fee simple vested in Buyer as of the Closing, subject only to the Permitted Encumbrances. Such policy (the "Title Policy"), when issued, shall be in form, substance and all other respects reasonably satisfactory to Buyer and its Financing Source, and shall contain such endorsements and provide such affirmative coverage as shall be available in the state where the Facility is located and as shall be reasonably required by Buyer and its Financing Source.

                  A. Survey. Buyer shall have received, at Buyer's expense, and approved either (a) a final "as-built" ALTA survey of the Facility completed in accordance with the Minimum Standard Detail requirements for ALTA/ACSM Land Title Surveys, with additional Title A survey requirements, jointly established and adopted by ALTA and ACSM in 1992 that meets the requirements of a Class A Survey as defined therein, certified within thirty (30) days of the Closing Date or (b) such other form of property survey which is in form, substance and all other respects satisfactory to Buyer and its Financing Source in their sole discretion. Such survey shall (i) be certified to Buyer, Title Insurer, and Buyer's Financing Source, if any, as being true and accurate, and such certification shall include the acreage of the Land and a statement that the Land is not located in a Flood Hazard Area; (ii) identify thereon all telephone, water, sewage, electricity, gas and other utility facilities to the points of connection; and (iii) show no encroachments onto or conflicts with any adjacent property other than pursuant to easements appurtenant to the Facility or such other agreements with the affected landowner approved by Buyer and which are, in turn, insured under the Title Policy.

                  A. Entitlements. Buyer shall have received and approved with respect to the Facility copies of (a) the applicable zoning ordinances and map marked to show the location of such Facility and certified by an appropriate Governmental Authority to be complete and accurate; (b) evidence that such zoning ordinances and the general plans/specific plans and all other land use regulations of the applicable municipal jurisdictions and all Encumbrances, if any, affecting the Facility permit the transfer of the Facility and use thereof for its Intended Use (and reconstruction and resumption of use in the event of damage, destruction, or cessation of use) as a matter of right for an unlimited time period and not merely as a legal nonconforming use; (c) all licenses, certificates, approvals and authorizations, including plot plan and subdivision approvals, zoning variances, sewer, building, foundation, grading and other permits and all other authorizations required by Governmental Authorities or by any applicable covenants, conditions and restrictions for the use and operation of the Facility for its Intended Use, in each instance in accordance with all applicable Legal Requirements; and (d) evidence satisfactory to it that (i) the Facility holds all Governmental Authorizations required for the operation thereof for its Intended Use, including from the Virginia Department of Social Services; and (ii) the Facility is not subject to, or threatened with, any hold on admissions or other sanction and there are no outstanding, or threatened, notices of deficiency resulting from any survey of the Facility which have not been fully responded to with an acceptable plan of correction with which the Facility is being operated in compliance.

                  A. No Material Adverse Change. Since the date of the Interim Financial Statements, there has not been any material adverse change in the business, results of operations, assets, liabilities, condition (financial or otherwise), operations or prospects of Seller, or the Business or the Facility, and no event has occurred or circumstance exists that may result in such a material adverse change, and Buyer shall have received evidence satisfactory to it to that effect.

                  A. Consents. The Consents of all Persons necessary for the consummation of the transactions contemplated hereby and for Buyer to conduct the Business shall have been obtained, including Consents required, if any, under the Designated Contracts, all Governmental Authorizations, any tax clearance or similar Consent, the Consent of Buyer's (or its parent company's) lenders to the extent required, if any. None of the Consents (i) shall have been conditioned upon the modification, cancellation or termination of any Designated Contract, easement, right or other Consent with respect to the Facility, or (ii) shall impose on the Buyer any material condition or provision or requirement with respect to the Facility, the Business or their operation that is more restrictive than or different from the conditions imposed upon the Facility, the Business or such operation prior to Closing.

                  A. Completion of Other Transactions. Each of the transactions contemplated by this Agreement, the other Acquisition Agreements and the Unification Agreement shall have been consummated contemporaneously.

                                   I. ARTICLE

                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

         Seller's obligation to sell the Acquisition Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part).

                  A. Performance. Buyer shall have performed each and all of the covenants and obligations required to be performed by it on or prior to the Closing;

                  A. Representations and Warranties. Each and all of the representations and warranties of Buyer hereunder shall be true and correct on and as of the Closing Date, as if made as of the Closing Date; and

                  A. Consents. Seller shall have received a certificate of the Secretary or other officer of Buyer certifying a copy of the resolutions of the Board of Directors of Buyer authorizing Buyer's execution, delivery and performance of this Agreement and the other Transaction Documents to be executed by Buyer and the incumbency of the officers of Buyer authorized by such resolutions to execute this Agreement and take other actions in furtherance of this Agreement.

                  A. Closing Documents. Buyer shall have delivered (or caused to have been delivered) to Seller each of the items to be delivered by Buyer at Closing pursuant to Sections 3.3 and 3.4.

                  A. Completion of Other Transactions and Entering Into of Other Agreements. Each of the transactions contemplated by the Unification Agreement shall have been consummated contemporaneously with the consummation of the transactions contemplated by this Agreement and Buyer shall have entered into each of the other agreements contemplated to be entered into by Buyer pursuant to the Unification Agreement.


                                   I. ARTICLE

                         REPRESENTATIONS AND WARRANTIES
                                  OF OPERATORS

         Seller  and  General   Partner  represent  and  warrant,  jointly   and
severally, to Buyer as to each of the matters set forth in this Article 6 whether or not relating to such Person(s) or to another Operator Affiliate.

                  A.        Organization and Good Standing.

                           1.        (i)   Seller (A) is duly organized, validly
existing and in good standing under the laws of the Commonwealth of Virginia as a limited partnership and (B) has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the other Transaction Documents to which it is or is to become a party, and otherwise carry out the transactions contemplated hereunder and thereunder. Seller conducts no activities and neither owns nor uses properties in any other jurisdiction which requires it, under the laws of such jurisdiction, to qualify to do business as a foreign corporation in such jurisdiction.

                           (ii)     Seller  has   delivered  to  Buyer  true and
complete copies of its Organizational Documents, as currently in effect.

                           (iii)    General Partner is  the sole General Partner
of Seller.

                           1.        (i)   General  Partner (A) is a corporation
duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and (B) has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the other Transaction Documents to which it is or is to become a party, and otherwise carry out the transactions contemplated hereunder and thereunder. General Partner conducts no activities and neither owns nor uses properties in any other jurisdiction which requires it, under the laws of such jurisdiction, to qualify to do business as a foreign corporation in such jurisdiction.

                           (ii)     General  Partner has delivered to Buyer true
and complete copies of its Organizational Documents, as currently in effect.

                           (iii) A (as defined in the Indemnification Agreement)
is the sole shareholder of General Partner.

                           1.        (i)    Manager  (A) is a  corporation  duly
organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and (B) has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the other Transaction Documents to which it is or is to become a party, and otherwise carry out the transactions contemplated hereunder and thereunder. Manager conducts no activities and neither owns nor uses properties in any other jurisdiction which requires it, under the laws of such jurisdiction, to qualify to do business as a foreign corporation in such jurisdiction.

                           (ii)     Manager  has  delivered  to  Buyer  true and
complete copies of its Organizational Documents, as currently in effect.

                           (iii)     B  (as   defined  in  the   Indemnification
Agreement) is the sole shareholder of Manager.

                  A.        Authority; No Conflict; Consents.

                           1.        This   Agreement   constitutes   and,  when
executed and delivered, the other Transaction Documents to which an Operator is or is to become a party will constitute, legal, valid and binding obligations of each of Seller and General Partner, respectively, enforceable against such Person in accordance with their respective terms. Each of the Operators have the absolute and unrestricted right, power, authority and legal capacity to execute and deliver this Agreement and such other Transaction Documents to which such Person is or is to become a party is and to perform their respective obligations hereunder and thereunder.

                           1.        Neither  the execution and delivery of this
Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement by Seller, General Partner, Manager or the Bullocks will, directly or indirectly (with or without notice or lapse of time):

                                    a)     contravene,  conflict  with or result
in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any of the Organizational Documents of such party or any Contract or any agreement to which such party (whether or not Seller is a party thereto) or any Acquisition Assets may be subject;

                           a)            contravene,  conflict  with,  or result
in a violation of any applicable Law to which such party or any Acquisition Assets may be subject or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law to which such party or any of the Acquisition Assets may be subject;

                           a)            contravene,  conflict  with,  or result
in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Business, the Facility or any other the Acquisition Assets;

                                    a)      cause Buyer to become subject to, or
to become liable for the payment of, any Tax for the Business's operations prior to the Closing;

                                    a)      cause  any of the Acquisition Assets
to be reassessed or revalued by any Governmental Authority (except to the extent that any of the same would customarily be reassessed or revalued by such Governmental Authority upon a sale of such asset); or

                                    a)      result in the imposition or creation
of any Encumbrance (except a Permitted Encumbrance) upon or with respect to any Acquisition Assets.

                           1.     Except for those  Governmental  Authorizations
and Consents under Designated Contracts indicated, respectively, in Section 6.17 and Section 6.11(c) of the Disclosure Letter, no notices to, or Consents from, any Person are required in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Operators' obligations under this Agreement, including the transfer and assignment of any Governmental Authorization or other Acquisition Asset necessary or desirable for Buyer to conduct the Business.

                  A.        Financial and Operating Statements.

                  Seller has delivered to Buyer: (a) audited balance sheets and related statements of profits and losses for the Facility and the Business as at and for each of the calendar years ended December 31, 1994 and 1995, together with the audit reports thereon of Goodman & Company, LLC, independent public accountants (the "Year End Financial Statements"), (b) an unaudited balance sheet and the related statement of profits and losses for the Facility and the Business as at and for the ten (10) months ended October 31, 1996 (the "Interim Financial Statement"), including, in each case, with the notes thereto. All such financial statements and notes fairly present the financial condition and the results of operations for the Facility and the Business as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP subject to normal, immaterial changes resulting from year-end audit adjustments. The financial statements referred to in this Section
6.3 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Seller would be required by GAAP to be included in the consolidated financial statements of Seller. Seller has also delivered to Buyer a report of net operating income adjustments detailing all adjustments to revenue and expenses at the Facility level that represent obligations that will not be assumed by Buyer hereunder for the calendar years ended December 31, 1994 and December 31, 1995 and for the ten
(10) months ended October 31, 1996. Such report is true, correct and complete and is based on assumptions that were true, correct and reasonable when made but was not prepared in accordance with GAAP. All such financial statements and reports have been prepared from and in accordance with the books and records of Seller.

                  A. Books and Records. The books of account and other records of Seller (including any such books and records kept by the General Partner or the Manager on behalf of Seller) pertaining to the Facility or other Acquisition Assets, all of which have been made available to Buyer, are complete and correct in all material respects, reflect in all material respects all transactions affecting the Business, the Facility and the other Acquisition Assets and have been kept and maintained in accordance with sound business practices.


                  B. No Undisclosed Liabilities or Material Adverse Change.

                  1. Except as set forth in Section 6.5(a) of the Disclosure Letter, Seller has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Financial Statement and current liabilities incurred in the ordinary course of business of Seller since the respective dates thereof.

                  1. Since the date of the Interim Financial Statements, there has not been any material adverse change in the business, results of operations, assets, liabilities or the condition (financial or otherwise), or prospects of the Business or the Facility, or any damage or destruction of the Facility by fire or other casualty, whether or not covered by Insurance, and the Operators and the Manager have, and until the Closing, will have, operated the Facility only in the normal course. The Operator Affiliates have identified and communicated to Buyer all material information with respect to any fact or condition that might adversely affect the future prospects (financial, licensure status or otherwise) of the Business or the Facility.

                  A. Taxes; FIRPTA.

                  1. Seller has filed all Tax Returns that are required to have been filed in any jurisdiction, has paid all Taxes shown to be due and payable on such Tax Returns and, before they have become delinquent, has paid all other Taxes levied upon Seller or its properties, assets (including the Acquisition Assets), income or franchises, to the extent such Taxes have become due and payable, except for any Taxes (i) as set forth in Section 6.6 of the Disclosure Letter or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Seller has established adequate reserves in accordance with GAAP in the Interim Financial Statements. The Operator Affiliates know of no basis for any other Tax or assessment that could be assessed against Seller. The charges, accruals and reserves on the Interim Financial Statements in respect of Taxes for all fiscal periods are adequate. Seller's income tax returns have never been audited.

                  1. Buyer is not required to withhold taxes from the payment of sale proceeds to Seller under the Code or any applicable state, commonwealth or local tax Laws. Seller is not a foreign person for purposes of Section 1445 of the Code.

                  A. Title, Condition and Sufficiency of the Facility.

                  1. Seller has delivered or made available to Buyer copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller and relating to the Facility. Seller owns good indefeasible and marketable fee simple title to the Facility, free and clear of all Encumbrances other than the Permitted Encumbrances. All of the Improvements located on the Land are situated solely within the boundaries of the Land and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
                  2. No exception to title to or other Encumbrance and no interest in the Facility will interfere with the use of the Facility for its Intended Use or cause the value of the Facility to be materially less than the portion of the Purchase Price allocated thereto.

                  1. There are no leases or other agreements granting any Person (other than Seller) the right to use or occupy any part of the Facility other than the Resident and/or Patient Agreements set forth in Section 6.7(c) of the Disclosure Letter, and no Person has any ownership interest (other than Seller) or option or right of first refusal to acquire any ownership interest in the Facility or any part thereof.

                  1. The Facility is structurally sound, is in good operating condition and repair (normal wear and tear excepted) and is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Improvements (including the heating, ventilating and air conditioning, plumbing, electrical, mechanical and drainage systems, and roof) are in good operating condition, repair and working order, and have passed all previous safety and/or licensing inspections, the last such inspection being on the date set forth in the Disclosure Letter, and such systems are adequate for the use of the Facility for its Intended Use.

                  1. Except as set forth in Section 6.7(e) of the Disclosure Letter, the Improvements (including all roads, parking areas, curbs, sidewalks, sewers and other utilities) have been completed and installed in accordance the Plans and Specifications which were approved by the appropriate Governmental Authorities. Permanent certificates of occupancy and all other Governmental Authorizations which were required to be issued for the Improvements have been issued and are in full force and effect; and the requisite annual fire safety and life safety inspections as were required to be conducted for the Improvements, have been conducted.

                  1. The maintenance, operations and use of the Improvements comply with (i) all Legal Requirements, (ii) any certificate of occupancy or other Governmental Authorizations issued for the Facility and (iii) all restrictive covenants and other Permitted Encumbrances. No Operator Affiliate has received or is aware of the issuance of any notice of noncompliance or violation from any Governmental Authority regarding the Facility or any part thereof or the use thereof.

                  1. Current local zoning ordinances, general plans and other applicable land use regulations and all private covenants, conditions and restrictions, if any, affecting the Property, permit the transfer of the Facility and the use of the Facility for its Intended Use (and reconstruction and resumption of such use in the event of damage, destruction or cessation of use) as a matter of right for an unlimited time period and not merely as a legal non-conforming use.

                  1. To the best knowledge of the Operators, (i) there is no plan, study or effort by any Governmental Authority which in any way affects or would affect the present use or zoning of the Facility or any part thereof; (ii) there is no existing, proposed or contemplated plan to widen, modify or realign any street or highway or existing, proposed or contemplated Condemnation proceedings that would affect the Facility in any way whatsoever; and (iii) no subdivision plan or plans (preliminary or otherwise) have been filed with respect to the Land.

                  1. The Land is adjacent to and has direct access to each abutting street. All streets adjoining or traversing the Land have been dedicated to and accepted by the local municipal authorities and the means of ingress and egress, parking, access to public streets and drainage facilities are adequate for the use of the Facility for its Intended Use. There are no easements traversing or contiguous to the Land which are not disclosed in
Section 6.7(i) of the Disclosure Letter or which interfere with the use and operation of the Facility for its Intended Use.

                  1. All public utilities, including telephone, gas, electric power, sanitary and storm sewer and water, required for the operation of the Facility either enter the Facility through adjoining public streets, or if they pass through adjoining private land, do so in accordance with valid recorded easements held by Seller. Such utilities are adequate for use of the Facility for its Intended Use.

                  1. The Facility is not located within an area of special risk with respect to natural or man-made disasters or hazards, including any Flood Hazard Area.

                  1.  There  are  no  adverse   geological  or  soil  conditions
affecting the Facility.

                  1. The Facility is a legal lot or parcel which for all purposes may be mortgaged, conveyed and otherwise dealt with as separate parcels and is not taxed together with any other property.

                  1. There is no proceeding pending to which a Operator Affiliate is a party relating to the assessed valuation of the Facility and no assessment for public improvements have been made against the Facility that remain unpaid. All public improvements ordered, commenced or completed prior to the date of this Agreement or prior to the Closing Date shall be paid for in full by the Seller prior to the Closing.

                  1.  Except as set forth in  Section  6.7(o) of the  Disclosure
Letter: (i) Seller and the Facility are, and at all times prior to the date hereof have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law, (ii) there are no underground storage tanks or Hazardous Materials currently located in or on the Facility, and to the best of the Operators' knowledge (after due inquiry) no such tanks have ever been located on the Facility and no such Hazardous Materials have ever been present, used, stored, generated, treated or Released from or on or disposed of or on or transported to or from the Facility; (iii) no Environmental Claims have been made or, to the best of the Operators' knowledge (after due inquiry), threatened by any Person against Seller or the Facility; and (iv) to the best of the Operators' knowledge (after due inquiry), there are no current, and have been no, businesses engaged in the storage, treatment or disposal of Hazardous Materials on any property adjacent to the Land.

                  1. Section 6.7(p) of the Disclosure Letter lists all reports received during the last five (5) years from any Governmental Authority with respect to the Facility, true and complete copies of such reports to Buyer.

                  1. Seller has obtained all zoning and site plan approvals (true and correct copies of which have been provided by Seller to Buyer) necessary in connection with the construction of the additional facility proposed to be constructed by Seller (and Buyer following the Closing) on the Land and the Option Land as an addition to the building on the Facility.

                  A. Title, Condition And Sufficiency of the Personal Property.

                  1. Except for the security interest(s) listed and described in
Section 6.8(a) of the Disclosure Letter, Seller has good and marketable title to the Personal Property, including, but not limited to, the motor vehicle set forth on Schedule 2.1 hereto, subject to no Encumbrance or restraint on transfer whatsoever. No other person has any right to the use or possession of any of the Personal Property and, except as set forth in Section 6.8(a) of the Disclosure Letter, no currently effective financing statement with respect to the Personal Property has been filed in any jurisdiction, and Seller has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. Except as set forth in Section 6.8(a) of the Disclosure Letter, none of the Personal Property is subject to a conditional sale, lease, security interest or similar arrangement. During last five (5) years, Seller has conducted its business activities only under its partnership name of Retirement Home of Portsmouth Limited Partnership and/or trade name "Churchland House"

                  1. All of the tangible Personal Property is in good operating condition and repair, is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and is functioning in the manner and for the purpose for which it was intended. All of the Personal Property is in material compliance with all Legal Requirements, and is sufficient and suitable to enable the Buyer to operate the Facility and the Business in a normal and efficient manner.

                  A.        Inventory.

                  1. All food, beverages, pharmaceuticals and medical supplies comprising Inventory on supply at the Facility are fit for the purposes for which they are intended, meet all governmental standards therefor and are of merchantable quality. All linens, clothing and similar items comprising the Inventory located at the Facility are in good condition, reasonable wear and tear excepted.

                  1. On the Closing Date, there will be in supply at the Facility Inventory (to be included as part of the Acquisition Assets) which are in a quantity and condition customary and sufficient to meet Buyer's needs in operating the Business and the Facility in a manner similar to that in which the Business and the Facility have been operated by Seller prior to the Closing Date.
                  2. Section 6.9(c) of the Disclosure Letter contains a list of all suppliers of Inventory to Seller. No Operator and, to the best of such Operator's knowledge (after due inquiry), no other Operator Affiliate has received any notice, or has any reason to believe, that any significant supplier will cease selling Inventory to Seller or to Buyer at any time after the Closing Date on terms and conditions not substantially similar to the terms and conditions on which such Inventory are currently being sold to Seller.

                  A. Intellectual Property.

                  1. Section 6.10(a) of the Disclosure Letter sets forth a complete and accurate list of all Intellectual Property owned by, or (even if not included in the Acquisition Assets) licensed to, Seller or (even though not an Acquisition Asset) General Partner or the Manager, and sets forth separately which are owned by, and which are licensed to, Seller, General Partner and the Manager. Such Intellectual Property is sufficient to conduct the Business being conducted at the Facility.

                  1. No proceeding is pending (or, to the best of the Operators' knowledge, after due inquiry, threatened) against any Operator that alleges that any Operator or other Operator Affiliate is infringing upon any intellectual property asset (including the name Churchland) of any Person or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any Operator Affiliate's (or Buyer's, to the extent an Acquisition Asset, upon consummation of the transactions contemplated by this Agreement) use of the Intellectual Property. No event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding.

                  1. No Person has been granted the right, or been permitted, to use any Intellectual Property owned by, or licensed to, Seller. To the best knowledge (after due inquiry) of each Operator, no Person is believed to be infringing upon the Intellectual Property.

                  A. Contracts.

                  1. Section 6.11(a) of the Disclosure Letter contains a complete and accurate list, including its term and summary of financial terms, of each Contract, other than the Resident and/or Patient Agreements set forth in
Section 6.11(b) of the Disclosure Letter, to which Seller is subject or bound that is in existence and which pertains to the Business of the Facility or to which any of the Acquisition Assets are subject. Seller has delivered to Buyer true and complete copies of each such Contract.

                  1. Section 6.11(b) of the Disclosure Letter sets forth a listing, as of the date of this Agreement, of the names of all Residents/Patients at the Facility, the date of admission of each such Resident/Patient and the rental amounts payable and the term of each related Resident and/or Patient Agreement and a material variation in such Resident and/or Patient Agreement from the Seller's standard form thereof (in addition to the rental amount and term indicated in Section 6.11(b) of the Disclosure Letter).
                  2. Each Designated Contract is in full force and effect, is valid and enforceable in accordance with its terms and is (except as noted in Section 6.11(c) of the Disclosure Letter) fully assignable to Buyer without cost or modification and without Consent and without notice of the assignment
(including, unless otherwise indicated in Section 6.11(b) of the Disclosure Letter, the Agreements with Resident/Patients) or if a Consent or notice of assignment is required stating such and the name of the Person from whom Consent need be obtained or Person to whom such notice need be given. All amounts payable under the Designated Contracts are and on the Closing Date will be on a current basis.

                  1. Seller has not given to or received from any other Person, at any time since January 1, 1996, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Designated Contract, which individually or in the aggregate would constitute a material violation or breach of or default under any such Designated Contract. Section 6.11(d) of the Disclosure Letter sets forth the names of Residents/Patients from or to whom Seller has received or given (whether or not written) any such notice or communication (whether or not of a material nature) on a chronic or repeat basis. The parties to the Designated Contracts (other than the Seller) are not, to the best of the Operators' knowledge, in default of their respective obligations under any of such Designated Contracts, and there has not occurred any event which, with the passage of time or giving of notice (or both), would constitute such a default or breach under any of such Designated Contracts.

                  1. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable by or to Seller under, any Designated Contracts.

                  1. Except as described in Section 6.11(f) of the Disclosure Letter, each Designated Contract has been entered into in the ordinary course of business on an arm's-length basis with an unaffiliated third party and has been entered into without the commission of any act, alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any applicable Law.

                  A. Insurance. Section 6.12 of the Disclosure Letter contains a complete and correct list of all forms of Insurance held or owned by Seller or (even though not an Acquisition Asset) the General Partner or the Manager pertaining in any way to the Facility or other Acquisition Assets, or to the Operators or the Manager which, although not specifically covering the Facility or other Acquisition Assets would cover activities conducted at or in connection with the Facility or other Acquisition Assets or liability arising therefrom, including a description of the name of the insurer and the insured, the amount of coverage, the type of insurance included under each such policy and a brief description of any claims made thereunder during the past five (5) years and in the case of any bond or agreement, a description thereof and the name of the surety or indemnifying party. All such Insurance is in full force and effect, all premiums due on such policies have been paid, and no Operator nor, to the best of its knowledge (after due inquiry), any other Operator Affiliate has been advised by any Insurance carriers of an intention to terminate or modify any such Insurance, nor has any Operator or, to the best of its knowledge (after due inquiry), any other Operator Affiliate failed to comply with any of the material conditions contained in any such Insurance.

                  A. Employees.

                  1.  Section  6.13(a)  of  the  Disclosure  Letter  contains  a complete and accurate list of the following information for each employee (separately indicating any who are not Business Employees, as defined in Section 9.1), director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable regularly scheduled hours of employment; and all payroll-related liabilities or obligations of Seller.

                  1. To the best knowledge (after due inquiry) of the Operators, no current employee of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement that (i) was breached or violated by employment with, or services performed for, Seller or (ii) will adversely affect the ability of such employee to perform his or her duties with Buyer.

                  A. Labor Matters.

                  1. Except as disclosed in Section 6.14(a) of the Disclosure Letter, Seller has not been, and is not now, a party to nor bound by or subject to any collective bargaining agreement or other labor Contract. During the last five (5) years, there has not been or, to the Operators' knowledge, threatened strike, slowdown, picketing, lockout or work stoppage, or any labor arbitration or proceeding in respect of the grievance of any employee, application or complaint filed by an employee, employee group or union with the National Labor Relation Board or any other Governmental Authority, organizational activity, or other labor dispute against or affecting the Business or the Facility. No application for certification of a collective bargaining unit is pending or, to the Operators' knowledge, is threatened against Seller or the Facility. To the best of the Operators' knowledge, after due inquiry, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. Seller and the Manager have complied in all respects with all applicable Legal Requirements (including, if applicable, the Worker Adjustment and Retraining Notification Act) relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, social security and similar Taxes, occupational safety and health, and plant closing (including, if applicable, with respect to the transactions contemplated by this Agreement) of employees at the Facility. Seller is not liable for the payment of any taxes, fines, penalties, or other amounts (including sums related to EEOC or employment discrimination charges, complaints or settlements), however designated, for failure to comply with any of the foregoing Legal Requirements.

                  1. Section 6.14(b) of the Disclosure Letter sets forth a complete and accurate list of all judicial or agency determinations, settlements or conciliations of complaints, claims, charges or citations against Seller or the Manager since January 1, 1991, arising under the National Labor Relations Act, the Fair Labor Standards Act, the Immigration Reform and Control Act, the Occupational Safety and Health Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disability Act of 1990, 42 U.S.C. ss. 1981, and any other Law, relating to employment discrimination, occupational safety and health, employee benefits, or wages and hours of employees.

                  A. Benefit Plans.

                  1. Seller has not established, maintained, sponsored, contributed to (including any Multiemployer Plan as defined in Section 4001(a)(3) of ERISA), been required to contribute to, or otherwise participated in any employee benefit plan, program, agreement or arrangement under which any present or past employee of Seller or any ERISA Affiliate of Seller may be entitled to any benefits (including death, health, medical, deferred compensation, bonus or other arrangements), whether written or oral, whether formal or informal, whether or not insured, and whether legally binding or not, other than Seller's sick and vacation pay policies, neither of which is subject to ERISA and true and correct copies of which have heretofore been delivered by Seller to Buyer.

                  1. Except as set forth in Section 6.15(b) of the Disclosure Letter, all payments required to have been made by Seller or Manager under such sick pay and vacation pay policies have been made.

                  A. Compliance with Laws; Deficiencies.  Except as set forth in
Section 6.16 of the Disclosure Letter:

                  1. No Operator nor, to the best of its knowledge (after due inquiry), no other Operator Affiliate has received, at any time since January 1, 1991, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal
Requirement pertaining to the Facility, the use thereof or the Business conducted thereat, or (B) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Cleanup or other corrective, remedial, mitigation, response or other action of any nature (including any investigation, study, sampling, monitoring or testing) with respect to the Facility;

                  1. Except as described in Section 6.16(b) of the Disclosure Letter, there is no pending nor, to the best knowledge of the Operators (after due inquiry) is there any threatened or contemplated, investigation or inquiry, proceeding, suit, claim (including any Environmental Claim), action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against Seller or any of the Acquisition Assets. The Operators have delivered to Buyer copies of all pleadings, correspondence and other documents relating to each matter listed in Section 6.16(b) of the Disclosure Letter. The matters listed in Section 16(b) of the Disclosure Letter (either individually or in the aggregate) will not have a Material Adverse Effect on the business, operations, assets (including the Acquisition Assets) or prospects of Seller, the Facility or the Business. There is no pending, nor, to the best knowledge of the Operators (after due inquiry) threatened, proceeding against the Operators or any other Operator Affiliate that challenges or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

                  1. There has occurred no event nor does any circumstance exist that (with or without notice or lapse of time) may constitute or result in a violation or a failure on the part of the Operators or, to the best of knowledge of the Operators (after due inquiry), on the part of any other Operator Affiliate to comply with, any Legal Requirement pertaining to the Facility, the use thereof or the Business.

                  1. Except as set forth in Section 6.16(d) of the Disclosure Letter, no Operator nor any of the assets (including the Acquisition Assets) owned or used by Seller in connection with the Business or the Facility nor, to the best of its knowledge (after due inquiry), any other Operator Affiliate, is, or during the past five years was, subject to any judgment, decree, injunction or order of any Governmental Authority.

                  1. Section 6.16(e) of the Disclosure Letter sets forth a true and complete list of all violations and deficiencies found or alleged by any Governmental Authority with respect to the Facility or Seller within the past three (3) years. All such violations and deficiencies have been fully withdrawn by the applicable Governmental Authority or remedied. No violations or deficiencies found or alleged by any Governmental Authority with respect to the Facility or Seller (whether or not listed in said Section 6.16(e) of the Disclosure Letter) will result in any adverse effect upon Buyer in its operation of the Facility or conduct of the Business or upon any of the transactions contemplated herein (including any adverse effect upon any application by Buyer for any Governmental Authorization required for Buyer's operation of the Facility) or otherwise have any Material Adverse Effect.

                  1. No Operator, nor to the best knowledge of the Operators, any other Person associated with or acting for or on behalf of an Operator, has directly or indirectly in connection with the conduct of the Business (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

                  A. Governmental Authorizations. Seller has (in good standing) all requisite Governmental Authorizations (including all requisite Governmental Authorizations from the Virginia Department of Social Services) to operate the Facility for the Intended Use with a minimum of 48 beds. Section 6.17 of the Disclosure Letter sets forth a description of all Governmental Authorizations
(i) required in order to operate the Facility for its Intended Use and provide the services and conduct the Business and (ii) owned or possessed by or for the Facility or the Business, separately setting forth which are assignable, which are not assignable and which are assignable only with Consent or notice of assignment and in such case stating whether Consent or notice is required and the name of the Person whose Consent or to whom notice of assignment is required. Seller has delivered to Buyer copies of all of the Governmental Authorizations that are now in effect, each of which Seller owns, possesses or has the legal right to use, free and clear of all Encumbrances. Seller has obtained and possesses (and, during all periods in which it has provided services and conducted its Business, possessed), in good standing, all Governmental Authorizations required in order to provide the services that are being or in the past has been provided at the Facility, and otherwise conduct its Business. Seller is not in default under or in violation of any Governmental

Authorization, and it has not received any notice of any default or any other claim or proceeding relating to, any Governmental Authorization.

                  A.  Affiliated  Relationships.  Except as disclosed in Section
6.18 of the Disclosure Letter, neither Seller, General Partner or the Manager, nor any partner, shareholder, director or officer thereof , or any member of such Person's immediate family, has, or at any time within the last two (2) years has had, a material ownership interest in any business that is or was a party to any business relationships or arrangement of any kind relating to the operation of the Facility or the Business.

                  A. Residents/Patients; Licensed Beds And Fees.

                  1. Seller has cared for the Residents/Patients located at any time at the Facility in accordance with recognized standards pertaining to assisted living facilities. Seller does not have any agreement with any of its Residents/Patients which have been prepaid for more than one month.

                  1. Section 6.19(b) of the Disclosure Letter sets forth a true and correct list of: (i) the maximum number of permitted licensed assisted living care beds at the Facility; (ii) the number of beds or units presently occupied at the Facility; (iii) the current standard rates and other fees and amounts charged by Seller to Residents/Patients at the Facility; (iv) any Residents/Patients having special rates or fee arrangements, together with a list of such special rates or description of such special arrangements.

                  A. Brokers or Finders. No Operator Affiliate has dealt with any broker or agent in connection with the sale of the Acquisition Assets and no Operator has any knowledge of any Person who would be entitled to a brokerage or finder's fee or agent's commission or other similar payment in connection with the sale of the Acquisition Assets or the transactions contemplated hereby as a result of Seller's dealings.

                  A. Disclosure.

                  1. No representation or warranty or other statement made by any Operator or any other Operator Affiliate in this Agreement, in the Disclosure Letter or in any document, certificate or instrument furnished or to be furnished by any Operator Affiliate to Buyer and no financial or operating statement furnished or to be furnished by any Operator Affiliate to Buyer is or will be false or misleading as to any material fact, or omits or will omit to state a material fact necessary to make the statements contained therein or, in light of the circumstances in which they were made, not misleading. The Operator Affiliates have provided to Buyer all material information related to the Acquisition Assets and the Business.

                  1. The Operators have no knowledge of any fact (other than general economic or industry conditions) that would have, or as far as the Operators can reasonably foresee could have, a Material Adverse Effect.

                  A. Bankruptcy. No insolvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, affecting Seller, General Partner or any other Operator Affiliate (other than as a creditor) or the Acquisition Assets, is pending or is being contemplated, or to the Operators' best knowledge (after due inquiry) is being threatened, against Seller, General Partner or any other Operator Affiliate by any other Person, and neither Seller nor any other Operator Affiliate has made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

                  A. Third Party Provider Liabilities.

                  1. Except as set forth in Section 6.23 of the Disclosure Letter, no services provided by Seller at the Facility have ever been reimbursed by Medicaid or Medicare or, since January 1, 1995, any other third party provider (including any managed care organization). Since January 1, 1995, Seller has not received any notice of recoupment from and has no liability for reimbursements of any third party reimbursement source (inclusive of managed care organizations) and Seller is not aware of any basis for the assertion of any such recoupment claim against Seller. The Facility is not subject to, or threatened with, any hold on admissions or other sanction and there are no outstanding or threatened notices of deficiency resulting from any survey of the Facility which have not been full responded to except with an acceptable plan of correction with which the Facility is being operated in compliance.

                  A. Due Diligence Information. Seller has delivered or caused to be delivered or furnished to Buyer for its review true and complete copies of all of the information, documents, reports and records requested by Buyer in connection with Buyer's due diligence review of the Facility and other Acquisition Assets.

                                   I. ARTICLE

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

                  A. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the State of Delaware; is, or will be on the Closing Date, duly qualified and authorized to do business in the Commonwealth of Virginia;
and has full power, authority and legal right to execute and deliver and (subject to obtaining requisite Governmental Authorizations) to acquire and operate the Facility and the Business and to perform and observe the provisions of this Agreement, and all other Transaction Documents to which it is or is to become a party and otherwise to carry out the transactions contemplated hereunder.

                  A. Authority. This Agreement constitutes and, when executed and delivered, all the other Transaction Documents to which Buyer is or is to become a party will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and such other Transaction Documents to which it is or is to become a party and to perform its obligations hereunder and thereunder.

                  A. Certain Proceedings. There is no pending proceeding that has been commenced, nor, to the knowledge of Buyer, threatened against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

                  A. Brokers or Finders. Buyer has not dealt with any broker or agent in connection with the purchase of the Acquisition Assets or the transactions contemplated hereby as a result of Buyer's dealings and Buyer knows of no Person who would be entitled to a brokerage or finder's fees or agent's commissions or other similar payment.

                  A. Due Diligence Review. Buyer acknowledges that Seller has delivered or furnished to Buyer information, documents, reports and records which Buyer requested in connection with its due diligence review of the Facility and other Acquisition Assets and that Buyer has been afforded the opportunity to inspect the Facility. The foregoing notwithstanding, such review and/or inspection is not intended to diminish or impair the representations and warranties made by Seller, General Partner or any other Operator Affiliate hereunder or under any other Transaction Document.

                                   I. ARTICLE

                    COVENANTS OF SELLER PRIOR TO CLOSING DATE

                  A. Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will (and the General Partner will cause Seller to): (a) afford Buyer and its representatives and prospective Financing Sources and their representatives (collectively, "Buyer's Advisors") full and free access to Seller's personnel, properties, Contracts, books and records, financial and operating data and other information and documents pertaining to the Acquisition Assets and the Business, (b) furnish Buyer and Buyer's Advisors with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request, (c) furnish Buyer and Buyer's Advisors with such additional financial, operating and other relevant data and information as Buyer may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition of Seller, the Acquisition Assets and the Business. Seller shall cause its accountants to cooperate with Buyer and to disclose the results of audits and financial statement reviews relating to Seller and/or to the Facility and to produce the work papers relating thereto. No such investigation by Buyer or its representatives shall affect any of the Seller's representations and warranties in this Agreement or Buyer's right to rely thereon. Buyer shall conduct its investigation hereunder in such manner as will not cause any unreasonable disruption to the business of the Facility.

                  A. Maps, Plans, Surveys, Etc. Seller shall deliver, or cause to be delivered, to the Buyer all existing plans, maps, surveys, descriptions, and title reports respecting the Facility and the use and occupancy thereof in Seller's possession that exist as of the date of this Agreement, which materials shall be returned to Seller if this Agreement is terminated.

                  A. Operation of Seller's Business. Between the date of this Agreement and the Closing Date, Seller will (and the General Partner will cause Seller to):

                  1. conduct the Business of Seller only in the ordinary course of business;

                  1. use their best efforts to preserve intact Seller's current business organization, keep available the services of the current officers, employees and agents of Seller, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Seller;

                  1. confer with Buyer concerning operational matters of a material nature;

                  1. otherwise report periodically to Buyer concerning the status of the Business, including its operations and financial condition, including delivering to Buyer monthly operating statements for the Facility and the Business within thirty (30) days after the end of each calendar month between the date of this Agreement and the Closing;;

                  1. make no material changes in management personnel without prior notice to Buyer;

                  1. maintain the Acquisition Assets in a state of repair and condition consistent with the requirements of this Agreement and normal conduct of the Business, not dispose of or Encumber or permit the disposition or Encumbrance of the Acquisition Assets;

                  1. use their best efforts to keep in full force and effect and not amend, or waive or permit to be amended or waived, Insurance covering Seller, the Facility or the other Acquisition Assets or any other material rights relating primarily or exclusively to the Business or the Acquisition Assets;

                  1. maintain all books and records relating to the Business in the usual, regular and ordinary manner;

                  (i) maintain Inventory at least at current levels and in any event at levels that are customary and sufficient to operate the Facility for its Intended Use;

                  (j) not amend or permit to be amended any Contract related to the Acquisition Assets or the Business except in the ordinary and usual practice of the Business;

                  (k) timely pay or cause to be paid all Taxes and Encumbrances upon the Acquisition Assets and the Business as they become due;

                  (l) not enter into or assume or permit to be entered into or assumed any Contract related to the Acquisition Assets or the Business except in the ordinary course of business or as contemplated herein;

                  (m) not do any act or omit any act which would cause a breach of any Contract which would have a Material Adverse Effect;

                  (n) not make or permit to be made any material alterations to the Facility without the written approval of Buyer, other than (i) renovations and repairs to the

Facility which have been disclosed to Buyer and which are to be completed prior to the Closing Date and (ii) those required by or in order to retain or maintain in good standing Governmental Authorizations;

                  (o) give all notices to Governmental Authorities required by Law for the transfer of the Acquisition Assets;

                  (p) take all action as may be necessary to comply promptly with any and all Legal Requirements affecting the Acquisition Assets and all orders of any board of fire underwriters or other similar bodies, and promptly, and in no event later than twenty-four (24) hours from the time of its receipt of any notice of non-compliance, notify Buyer of any failure of Seller to comply with the same;

                  (q) not, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their control, which would cause any of Seller's and the General Partner's' representations and warranties contained in this Agreement to be untrue; and

                  (r) take all actions and timely make all payments required in order to keep the Option Contract in full force and effect and not amend or permit to be amended the Option Contract.

                  A. Required Consents. As promptly as practicable after the date of this Agreement, Seller will make all filings required to be made by it in order to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Seller and the General Partner will: (a) cooperate with Buyer with respect to all filings and provide all information that Buyer elects to make or provide or is required to make or provide in order to consummate the transactions contemplated by this Agreement (including, with potential Financing Sources), and (b) cooperate with Buyer in obtaining all Consents which Buyer considers necessary or appropriate in order to consummate the transactions contemplated hereby.

                  A. Notification; Supplements to Disclosure Letter. Prior to the Closing, the Operators will promptly notify Buyer in writing of (i) all events, circumstances, facts, conditions or occurrences arising subsequent to the date of this Agreement which could result in any of Seller's or General Partner's representations becoming untrue or incorrect in any respect and (ii) all other material developments affecting the Acquisition Assets or the Business or the prospects thereof. Should any such event, circumstance, fact, condition or occurrence require any change in the Disclosure Letter (if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition), the Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change.

                  A. No Negotiation. Until such time, if any, as this Agreement is terminated, no Operator Affiliate will, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Business or the Acquisition Assets or the partnership interests in Seller or merger of Seller or a similar transaction involving Seller.

                  A. Best Efforts. Between the date of this Agreement and the Closing Date, the Operators will use their best efforts to cause the conditions in Section 4 to be satisfied.


                                   I. ARTICLE

                         EMPLOYEES AND EMPLOYEE BENEFITS

                  A. Information on Business Employees. On and prior to the Closing Date, Buyer will be given reasonable access to the personnel records (including performance appraisals, disciplinary actions, grievances) of all Business Employees.

                  A. Employment of Business Employees by Buyer.

                  1. Effective as of 11:00 pm on the date of the Closing, Seller will terminate the employment of all Business Employees and Buyer shall offer employment, effective on or after the Closing, which, notwithstanding the provisions of paragraph (c) below, shall be on the same or better terms as their current employment by Seller for at least thirty (30) days following the Closing (subject to termination for cause in any event), to all Business Employees (those accepting such offer being referred to as the "Rehired Employees");

                  1. No Operator Affiliate, directly or indirectly, shall solicit the employment of any Business Employee.

                  1. It is understood and agreed that accepted employment with Buyer will be on an "at will" basis and may be terminated by Buyer or by an employee at any time for any reason and with or without notice (subject to any written agreements to the contrary made by Buyer directly with an employee and applicable state and federal laws governing employment). Buyer intends to set its own initial terms and conditions of employment for the Rehired Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by applicable Law. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to reassign, promote or demote any of the Rehired Employees after the Closing, or to change favorably or adversely the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees. Notwithstanding the foregoing, Buyer agrees to allow each of the Rehired Employees to carryover for a period of one hundred eighty (180) days following the Closing his/her accrued and unpaid vacation and sick employer paid leave as of the Closing. In the event that any such Rehired Employee uses any of such vacation or sick leave during said 180-day period while it is an employee of Buyer or otherwise becomes entitled to be paid for the same during said period, Seller agrees to pay to Buyer promptly after demand setting forth reasonable detail therefor the amount of accrued vacation or sick leave pay paid to such Rehired Employees during said period.

                  1. Seller shall be responsible for the payment of all wages and other remuneration due to employees of Seller with respect to their services prior to 11:00 pm on the date of the Closing and, if and to the extent applicable, the payment of any termination or severance payments due to, and will comply with all Legal Requirements relating to, any employee who did not accept Buyer's offer of employment.

                  1. Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Rehired Employees, except for such employees as Seller shall warrant are exempt from such requirement.

                  1. Buyer shall not have any responsibility, liability or obligation, whether to Business Employees, former employees, their beneficiaries or to any other Person with respect to, and the Operators shall, jointly and severally, indemnify and hold Buyer harmless with respect to, any unlawful employment, labor or immigration practice arising from, or as a consequence of, the Operators' or the Manager's conduct of the Business prior to the Closing, or any employee benefits, practices, programs or arrangements (including the establishment, operation or termination thereof) maintained prior to the Closing by Seller.

                  1. Notwithstanding anything contained in this Section, the provisions of this Section are not intended to, and shall not in any way be construed to, confer upon any Person other than the parties hereto any rights or remedies hereunder.

                                   I. ARTICLE

                       DAMAGE, DESTRUCTION OR CONDEMNATION

                  A. Damage and Destruction. Seller shall have the risk of loss or damage to the Property and liability arising out of the Business or the Acquisition Assets from any cause whatsoever prior to the Closing Date. In the event of any loss or damage to the Property, the following procedure shall be used, Buyer may: (a) elect to extend the Closing Date for a period up to one hundred eighty (180) days and require Seller to repair or replace such damaged or destroyed Property, and, in which event Seller shall be entitled to retain the Insurance proceeds and shall promptly proceed, at Seller's expense, to repair or replace such damaged or destroyed Property; the Purchase Price shall not be affected or adjusted in any way provided such damage or destruction is fully repaired or replaced; (b) elect to proceed with the transaction contemplated herein, and have the Insurance proceeds concerning the loss assigned at Closing to Buyer, and if all or part of the loss is not covered by Insurance, reduce the Purchase Price payable at the Closing by an amount equal to the uninsured loss in which event Seller shall not be obligated to repair or replace such damaged or destroyed Property; or (c) if the aggregate loss or damage to the Property (from one or more events) at or prior to the Closing exceeds ten (10%) percent of the Purchase Price, or would take longer than thirty (30) days to repair or replace, elect to terminate this Agreement, in which event neither Seller nor Buyer shall have any further rights or obligations to the other hereunder.

                  A. Condemnation. In the event that prior to the Closing all or any portion of the Facility becomes the subject of a Condemnation by any Person having the power of Condemnation, Seller shall immediately notify Buyer thereof in writing and Buyer may (a) elect to proceed with the transactions contemplated herein, in which event Buyer shall be entitled to reduce the Purchase Price by an amount equal to any award or payment received or receivable by Seller as a result of such Condemnation and Seller shall be entitled to retain such award; or (b) elect to terminate this Agreement, in which event neither Seller nor Buyer shall have any further rights or obligations hereunder with respect thereto.


                                   I. ARTICLE

                                 INDEMNIFICATION

                  A. Indemnification Agreement. The Operators indemnification and reimbursement obligations arising from or in connection with any breach of any representation, warranty or covenant made by them or another Operator Affiliate in this Agreement and the Buyer's indemnification and reimbursement obligations arising from or in connection with any breach of any representation, warranty or covenant made by the Buyer in this Agreement are set forth in the Indemnification Agreement.

                  A. Independent Investigation. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.


                                   I. ARTICLE

                             MISCELLANEOUS COVENANTS

                  A. Confidentiality. Between the date of this Agreement and the Closing Date, the parties to this Agreement will maintain in confidence, and will cause their respective directors, officers, partners, employees, agents and advisors to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is in the "public domain" or already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings (the party being requested to provide such information in a legal proceeding shall give prompt notice to the party which provided such information so that such provider may seek an appropriate protective order). Seller and Buyer will consult with each other concerning the means by which Seller's employees, Patients/Residents, suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement, and Buyer will have the right to be present for any such communication.

                  If the transactions contemplated by this Agreement are not consummated, each party will return or destroy (as determined in writing by the other party) as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, the Operators waive any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information except for the intentional competitive misuse by Buyer of such trade secrets or confidential information (including forms, manuals, policies and other Intellectual Property).

                  A. Public Announcements. Any general public announcements or similar media publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as Buyer shall determine; provided that nothing herein shall prevent either party, upon notice to the other, from making such written notices as such party's counsel may consider advisable in order to satisfy the party's legal and contractual obligations in such regard.

                  A. Non-Competition. (a) Seller shall not engage or participate in any effort or act to induce any of the suppliers, associates, employees, independent contractors, customers, vendors, Residents/Patients, or families of Residents/Patients of the Facility to cease doing business, or their association or employment, with the Facility.

                  (b) For a period of three (3) years after the Closing Date, no Operator Affiliate shall, directly or indirectly, for or on behalf of itself or any other person, firm, entity or other enterprises, have a proprietary interest in, be employed by, be a director or manager of, act as a consultant for, be a partner in, give advice to, loan money to or otherwise associate with, any person, enterprise, partnership, association, corporation, joint venture or other entity which directly or indirectly engages in the business of owning, operating or managing any facility of any type, licensed or unlicensed, which is engaged in or provides assisted living care, nursing home care, senior housing, adult day care, retirement housing, Alzheimer care living facility or adult congregate living care anywhere within a twenty (20) mile radius of the Facility, except that (i) any Operator Affiliate may operate any of the above types of facilities for low income residents (defined as a facility with a base rate of less than $1,250 per month, to be adjusted annually for changes in the Consumer Price Index from January 1, 1997 using as the Consumer Price Index for all Urban Wage Earners and Clerical Workers, 1982 -84 = 100, All Items for Washington, D.C., Maryland and Virginia as published by the United States Bureau of Labor Statistics); and (ii) AmeriCare may continue to operate its business as currently operated directly relating to private duty nursing, home health care, durable medical equipment and temporary staffing.

                  (c) The Operators acknowledge that the restrictions contained in this Article 12 are reasonable and necessary to protect the legitimate business interests of Buyer and that any violation thereof would result in irreparable harm to Buyer for which the remedy at law would be inadequate. Accordingly, the Operators agree that upon the violation by them of any of the restrictions contained in this Article 12, Buyer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction, as well as any other relief provided at law or equity, under this Agreement or otherwise. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or the scope of such restrictions (or both) shall be adjusted in such a manner or for such a time (or both) as is adjudged to be reasonable.

                                   I. ARTICLE

                               GENERAL PROVISIONS

                  A. Survival. All covenants, representations and warranties made by Seller and Buyer hereunder or in any certificates or other instruments delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and Closing.

                  A. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In addition, the following expenses will be paid by the following respective parties:

                           1.        Seller will pay:

                                    a)       any  and all  state,  municipal  or
other documentary, transfer, stamp, sales, use or similar taxes payable in connection with the delivery of any instrument or document provided in or contemplated by this Agreement, or the transactions contemplated hereby, together with interest and penalties, if any, thereon;

                                    a)      any and all broker's fees or similar
fees claimed by any Person acting by or on behalf of Seller in connection with the transactions contemplated hereby.

                           1.        Buyer will pay

                                    a)       all  expenses  of or related to the
issuance of the title insurance commitment and policy (including the costs of any survey required by Buyer and the Title Insurer), chain of title reports, and all closer escrow fees and charges;

                                    a)     the cost of any environmental report,
market and feasibility study and appraisal prepared for Buyer at Buyer's request, and the expenses of or related to Buyer's Due Diligence Review;

                                    a)     the charges for or in connection with
the recording and/or filing of any instrument or document provided for herein or contemplated by this Agreement or any agreement or document described or referred to herein; and

                                    a)      any and all broker's fees or similar
fees claimed by any Person acting by or on behalf of Buyer in connection with the transactions contemplated hereby.

In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                  A. Arbitration. The parties hereto shall submit to arbitration any dispute, controversy or claim arising out of or relating to this Agreement or any Transaction Document (including any claim for indemnification) that the parties are unable to resolve; provided, however, that Buyer may (but is not obligated to) resort to judicial proceedings to enforce the provisions of
Article 12 of this Agreement. Any such arbitration proceeding shall be conducted in the City of Fairfax, Commonwealth of Virginia, before a panel of three (3) arbitrators, in accordance with the then applicable rules of the American Arbitration Association. One arbitrator shall be appointed by the Operator Affiliates (jointly), one arbitrator shall be appointed by the Buyer and one arbitrator shall be appointed by the other two arbitrators. In the event the two arbitrators selected by the parties hereto are unable to agree on a third arbitrator within ten (10) days following the appointment of the second arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in accordance with its rules then applicable. In making any determination hereunder, the arbitrators shall apply Virginia law. All determinations made by a majority of the arbitrators shall be final, conclusive and binding on the parties hereto and judgment upon the award entered by a majority of the arbitrators may be entered in any court having jurisdiction. The arbitrators shall designate the respective amounts (which may be 100%) of the expenses of the arbitration proceeding (including each party's legal and accounting fees, if any, and the expenses of the arbitrators and the arbitration proceeding). Any award rendered in any such arbitration proceeding shall be final and binding upon the parties hereto, and judgment thereon may be entered in any court of competent jurisdiction. If Buyer brings a judicial proceeding to enforce the provisions of Section 12 of this Agreement, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its reasonable costs and reasonable attorneys' fees.

                  A. Notices. Any notice, consent, approval, demand or other communication required or permitted to be given under this Agreement or any other Transaction Document (a "notice") shall be in writing, shall be delivered to the addressee at the address set forth below (or at such other address as shall be designated hereunder by notice to the other parties) personally, by FedEx (or other equivalent national overnight courier) for next Business Day delivery or by registered or certified United States mail, return receipt requested, in each case with the cost of delivery prepaid or for the account of the sender and shall be deemed to have been given (a) when delivered, if delivered in person, (b) on the next Business Day, if sent by FedEx (or other equivalent national overnight courier) or (c) five (5) Business Days after mailing, if mailed by registered or certified United States mail. The respective addresses of the parties for notice are as follows:

                If to Buyer:              Integrated Living Communities of
                                            Portsmouth, Inc.
                                          Bernwood Centre
                                          24850 Old 41 Road, Suite 10
                                          Bonita Springs, Florida 34135-7022
                                          Phone: (941) 947-7200
                                          Fax: (941) 495-0711
                                          Attn: General Counsel

                with a copy to:           Parker Chapin Flattau & Klimpl, LLP
                                          1211 Avenue of the Americas
                                          New York, New York 10036-8735
                                          Phone: (212) 704-6000
                                          Fax: (212) 704-6288
                                          Attn: Andrea Paretts Ascher, Esq.

               If to Operator
               Affiliates:                Bullock Corporation
                                          125 Riverbend Drive, Suite A
                                          Charlottesville, Virginia  22901
                                          Phone: (804) 293-7037
                                          Fax: (804) 293-8346
                                          Attn: Mr. James L. Bullock

               with a copy to:   Michie, Hamlett, Lowry, Rasmussen & Tweel, P.C.
                                          500 Court Square, Suite 300
                                          Charlottesville, Virginia  22902-0298
                                          Phone:  (804) 980-9507
                                          Fax: (804) 295-0681
                                          Attn:  Denise Yvette Lunsford, Esq.

The failure to send a copy to any person designated to receive the same does not affect the validity of a notice duly given to a party.

                  A. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  A. Financial Statement Audits. The Operators shall use their best efforts to cause Seller's Auditors to deliver to Buyer at Buyer's expense, within sixty (60) days following the Closing Date, such audited financial statements of Seller necessary to comply with Rule 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission for filing by Integrated Living Communities, Inc. with a Current Report on Form 8-K regarding the transactions contemplated herein, and to cause Seller's Auditors to cooperate with Buyer's Auditors in preparing the required pro forma financial statements for filing therewith. Notwithstanding the level of review of the Facility's financial statements by Buyer pursuant to Section 8.1 above, Seller shall cooperate with Buyer and its independent certified public accountants, if Buyer deems it necessary or desirable, to audit the balance sheets, statements of operations and statements of cash flow of Seller for up to three (3) calendar years ended prior to Closing. Without limiting the foregoing, the Operators shall make available all information requested by Buyer or its auditors, and the Operators (and their chief executive and chief financial officers) shall execute and deliver to the auditors all representation letters requested by Buyer's auditors. Such audits shall be conducted at Buyer's expense.

                   A.       Intentionally omitted.

                   A. Copies of Books and Records. The Operators shall, for a period of five (5) years after the Closing Date, provide to Buyer copies, whether in paper or computer format, as may be reasonably requested from time to time by Buyer, of Seller's financial and tax books and records and Manager's financial records insofar as they relate to the operation of the Facility and the Business prior to the Closing.

                  A. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Buyer or any Operator of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

                   A. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent) and constitutes (along with the Transaction Documents, including the Unification Agreement, referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the parties.

                   A.     Assignments, Successors and Third Party Beneficiaries.

                           1.        No party may assign any of its rights under
this Agreement without the prior consent of the other party which will not be unreasonably withheld, except that Buyer may assign all or certain of its rights, duties and obligations hereunder to one or more Affiliates of Buyer, or, in connection with the financing or refinancing of Buyer's purchase of the Acquisitions Assets, to a real estate investment trust or other Financing Source or its Affiliate, without the prior written consent of Seller, provided that in the instance of any such assignment Buyer shall not be released from any of, and remain responsible for its obligations under, this Agreement.

                           1.        This Agreement will apply to, be binding in
all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

                           1.        Except as otherwise  expressly  provided in
this Section, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns and nothing in this Agreement will be construed to give any Person other than the parties to this Agreement or their respective successors and assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. B. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  A. Section Headings. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement.

                  A. Governing Law. This Agreement will be governed by and construed under the laws of the Commonwealth of Virginia without regard to conflicts of laws principles.

                  A. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first above written.


                         INTEGRATED LIVING COMMUNITIES
                         OF PORTSMOUTH, INC.


                         By: ______________________________________
                               John Poole, Chief Financial Officer



                         RETIREMENT HOME OF PORTSMOUTH LIMITED PARTNERSHIP

                         By:  BULLOCK CORPORATION,
                                     General Partner


                                By: __________________________________
                                       James L. Bullock, President



                         BULLOCK CORPORATION


                         By: ______________________________________
                                            James L. Bullock, President




                                TABLE OF CONTENTS
                                                                                 Page
        ARTICLE 1                                                                   1
        DEFINITIONS ANDRULES OF CONSTRUCTION                                        1
   1.1  Definitions                                                                 1
   1.2  Construction of Certain Terms                                              10
   1.3  Disclosure Letter                                                          10
   1.4  Parties' Intent                                                            10
   1.5  Knowledge                                                                  10

        ARTICLE 2                                                                  11
        TERMS OF THE SALE AND PURCHASE                                             11
   2.1  Assets to Be Sold                                                          11
   2.2  Excluded Assets                                                            11
   2.3  Purchase Price                                                             11
   2.4  Prorations and Purchase Price Adjustments                                  12
   2.5  Allocation of Purchase Price                                               13
   2.6  Assumption of Liabilities                                                  13
   2.7  Consents to Assignments                                                    14

        ARTICLE 3                                                                  14
        CLOSING                                                                    14
   3.1  Closing                                                                    14
   3.2  Items to Be Delivered by Seller at Closing                                 16
   3.3  Items to Be Delivered by Buyer at Closing                                  17
   3.4  Other Closing Documents                                                    18

        ARTICLE 4                                                                  18
        CONDITIONS TO BUYER'S OBLIGATION TO CLOSE                                  18
   4.1  Performance                                                                18
   4.2  Representations and Warranties                                             18
   4.3  Closing Documents                                                          18
   4.4  Title Insurance                                                            18
   4.5  Survey                                                                     18
   4.6  Entitlements                                                               19
   4.7  No Material Adverse Change19
   4.8  Consents 19
   4.9  Completion of Other Transactions                                           20

        ARTICLE 5                                                                  20
        CONDITIONS TO SELLER'S OBLIGATION TO CLOSE                                 20
   5.1  Performance                                                                20
   5.2  Representations and Warranties                                             20
   5.3  Consents 20


                           TABLE OF CONTENTS (cont'd)

   5.4  Closing Documents                                                          20
   5.5  Completion of Other Transactions and Entering Into of Other Agreements     20

        ARTICLE 6                                                                  21
        REPRESENTATIONS AND WARRANTIESOF OPERATORS                                 21
   6.1  Organization and Good Standing                                             21
   6.2  Authority; No Conflict; Consents                                           22
   6.3  Financial and Operating Statements                                         23
   6.4  Books and Records                                                          23
   6.5  No Undisclosed Liabilities or Material Adverse Change                      24
   6.6  Taxes; FIRPTA                                                              24
   6.7  Title, Condition and Sufficiency of the Facility.                          24
   6.8  Title, Condition And Sufficiency of the Personal Property                  27
   6.9  Inventory                                                                  27
   6.10 Intellectual Property                                                      28
   6.11 Contracts                                                                  28
   6.12 Insurance                                                                  29
   6.13 Employees                                                                  30
   6.14 Labor Matters                                                              30
   6.15 Benefit Plans                                                              31
   6.16 Compliance with Laws; Deficiencies                                         31
   6.17 Governmental Authorizations                                                32
   6.18 Affiliated Relationships                                                   33
   6.19 Residents/Patients; Licensed Beds And Fees                                 33
   6.20 Brokers or Finders                                                         33
   6.21 Disclosure                                                                 33
   6.22 Bankruptcy                                                                 34
   6.23 Third Party Provider Liabilities                                           34
   6.24 Due Diligence Information                                                  34

        ARTICLE 7                                                                  34
        REPRESENTATIONS AND WARRANTIES OF BUYER                                    34

   7.1  Organization and Good Standing                                             35
   7.2  Authority                                                                  35
   7.3  Certain Proceedings                                                        35
   7.4  Brokers or Finders                                                         35
   7.5  Due Diligence Review                                                       35

        ARTICLE 8                                                                  35
        COVENANTS OF SELLER PRIOR TO CLOSING DATE                                  35
   8.1  Access and Investigation                                                   35
   8.2  Maps, Plans, Surveys, Etc.36
   8.3  Operation of Seller's Business                                             36
   8.4  Required Consents 38

                           TABLE OF CONTENTS (cont'd)

   8.5  Notification                                                               38
   8.6  No Negotiation                                                             38
   8.7  Best Efforts                                                               38

        ARTICLE 9                                                                  38
        EMPLOYEES AND EMPLOYEE BENEFITS                                            38
   9.1  Information on Business Employees                                          38
   9.2  Employment of Business Employees by Buyer                                  39

        ARTICLE 10                                                                 40
        DAMAGE, DESTRUCTION OR CONDEMNATION                                        40
   10.1 Damage and Destruction                                                     40
   10.2 Condemnation                                                               40

        ARTICLE 11                                                                 41
        INDEMNIFICATION                                                            41
   11.1 Indemnification Agreement                                                  41
   11.2 Independent Investigation                                                  41

        ARTICLE 12                                                                 41
        MISCELLANEOUS COVENANTS                                                    41
   12.1 Confidentiality                                                            41
   12.2 Public Announcements                                                       42
   12.3 Non-Competition                                                            42

        ARTICLE 13                                                                 43
        GENERAL PROVISIONS                                                         43
   13.1  Survival                                                                  43
   13.2  Expenses                                                                  43
   13.3  Arbitration                                                               44
   13.4  Notices                                                                   44
   13.5  Further Assurances                                                        45
   13.6  Financial Statement Audits                                                45
   13.7  Intentionally omitted                                                     46
   13.8  Copies of Books and Records                                               46
   13.9  Waiver                                                                    46
   13.10 Entire Agreement and Modification                                         46
   13.11 Assignments, Successors and Third Party Beneficiaries                     46
   13.12 Severability                                                              47
   13.13 Section Headings                                                          47
   13.14 Governing Law                                                             47
   13.15 Counterparts                                                              47

EXHIBITS

          Exhibit A:      Description of Land
          Exhibit B:      Form of Bill of Sale and Assignment
          Exhibit C:      Form of Deed
          Exhibit D:      Form of Escrow Agreement
          Exhibit E:      Form of Opinion of Seller's and General Partner's
                            Counsel

SCHEDULES

          Schedule 2.1:   Motor Vehicle
          Schedule 2.2:   Excluded Assets